UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 26, 2017

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas		76116
(Address of principal executive offices)		(Zip Code)

(817) 989-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on November 2, 2016, Approach Resources Inc. (the “Company” or “Approach”) entered into an Exchange Agreement (the “Exchange Agreement”) by and between the Company and Wilks Brothers, LLC, a Texas limited liability company (“Wilks”), and SDW Investments, LLC, a Texas limited liability company (“SDW”, and collectively with Wilks, the “Noteholders”) (previously reported in the Company’s Current Report on Form 8-K dated November 2, 2016 and incorporated by reference herein). The Company closed the Exchange Transaction (as defined in the Exchange Agreement), completing the exchange with the Noteholders on January 27, 2017.

As previously disclosed, on December 20, 2016, in connection with the Exchange Agreement, the Company entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”), effective as of the closing under the Exchange Agreement, by and among the Company, the guarantors named therein (the “Guarantors”) and Wilmington Trust, National Association, as successor trustee under the Indenture (as defined below) (the “Trustee”). The Second Supplemental Indenture is a supplement to the Indenture, dated as of June 11, 2013 (the “Base Indenture”), by and among the Company, the guarantors party thereto and the Trustee, as supplemented by the First Supplemental Indenture, dated as of June 11, 2013 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), which governs the Company’s 7.00% Senior Notes due 2021 (the “Notes”). The Second Supplemental Indenture became effective on January 27, 2017 in connection with the closing of the Exchange Transaction.

The Amendments to the Indenture contained in the Second Supplemental Indenture (i) eliminate certain definitions and references to definitions contained in Section 201 of the First Supplemental Indenture; (ii) eliminate and revise, as applicable, certain Events of Default contained in Section 601 of the First Supplemental Indenture; (iii) eliminate certain conditions to consolidation, merger, conveyance, transfer or lease contained in Section 901 of the First Supplemental Indenture; (iv) eliminate certain covenants contained in Article XI of the First Supplemental Indenture, including substantially all of the restrictive covenants set forth therein; and (v) supplement and amend the Notes and the Securities Guarantees, as and to the same extent as the Indenture has been amended and supplemented in accordance with the preceding clauses (i), (ii), (iii) and (iv). The Company’s Current Report on Form 8-K filed on December 22, 2016 reporting the execution of the Second Supplemental Indenture is incorporated by reference herein.

Stockholder Agreement

In connection with the consummation of the transaction under the Exchange Agreement, the Company entered into a stockholders agreement (the “Stockholders Agreement”) with the Noteholders pursuant to which the parties thereto have agreed to certain corporate governance and related matters.

Pursuant to the terms of the Stockholders Agreement, the Noteholders, together, are entitled to designate three designees for appointment to fill three newly created board seats, and when such designee’s terms expire, designate for nomination for election to the board of directors of the Company (the “Board”) such directors or replacements for such directors depending on the number of issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) beneficially owned by the Noteholders. If the Noteholders own less than 40% of the Common Stock of the Company at December 31, 2017, then one of the Noteholders’ director designees is required to resign (as noted in item 3.05 below). If the Noteholders own 40% or more of the outstanding Common Stock of the Company at December 31, 2017, then one of the directors other than the Noteholders’ director designees is required to resign. The Stockholders Agreement contemplates that the Board will be reduced from eight members to seven members in connection with such resignation.

If the Noteholders own less than 40% of the outstanding Common Stock of the Company at December 31, 2017, then the Noteholders’ right to designate members of the Board shall be reduced to the right to designate two members of the Board. If the Noteholders own less than 20% of the outstanding Common Stock of the Company, then the Noteholders’ right to designate members of the Board shall be reduced to the right to designate one member of the Board. If the Noteholders own less than 10% of the outstanding Common Stock of the Company, then the Noteholders’ right to designate members of the Board shall immediately expire. The Noteholders’ right to designate directors also will expire upon (a) the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries to a third-party purchaser; or (b) a merger, consolidation, recapitalization or reorganization of the Company with or into a third-party purchaser.

The Stockholders Agreement also grants the Noteholders certain preemptive rights (the “Debt Preemptive Rights”) with respect to certain debt securities that are secured by a lien or security interest that is subordinated in priority to any senior secured first lien indebtedness for borrowed money of any of the Company or its subsidiaries. The Debt Preemptive Rights do not apply to any bank debt financing or other credit facilities. The Stockholders Agreement also grants the Noteholders customary preemptive rights (the “Equity Preemptive Rights”) with respect to common stock or other equity securities of the Company. Both the Debt Preemptive Rights and the Equity Preemptive Rights are subject to customary notification and offer periods.

In addition, the Stockholders Agreement contains restrictions on the ability of the Noteholders to take certain actions, including the following:

•	Equity Cap: (a) the Noteholders and their controlled affiliates may not beneficially own more than 48.61% of the total number of issued and outstanding shares of Common Stock (the “Equity Cap”) and (b) until May 7, 2019, the Noteholders and their controlled affiliates shall not take any action at any time if such action would result in a “Change of Control” (as such term is defined in the Company’s existing credit facility documentation).

•	Standstill: the Stockholders Agreement contains a customary “standstill” provision, which restricts the Noteholders and their controlled affiliates from, among other things, (a) acquiring voting securities of the Company or any rights or options to acquire Voting Securities (as defined therein) that would result in the Noteholders and their controlled affiliates beneficially owning shares of Common Stock in excess of the Equity Cap; (b) proposing to have the Noteholders or any controlled affiliate of the Noteholders enter into any merger or business combination involving the Company or propose to have the Noteholders or any controlled affiliate of the Noteholders purchase a material portion of the Company’s assets; (c) making any “solicitation” of “proxies” to vote or consent, or seek to advise or influence any person with respect to the voting of, or granting of a consent with respect to, any voting securities of the Company; (d) forming, joining or in any way participating in a “group” with respect to voting securities of the Company; (e) other than as required by law, disclosing any intention, plan or arrangement inconsistent with the foregoing; (f) except as permitted by the Stockholders Agreement, providing or acting as agent for the purpose of obtaining, debt or equity financing for any transaction described in (a) or (b) above; or (g) advising, assisting or encouraging any other persons in connection any of the foregoing.

•	Restrictions on Transfer: the Noteholders will be subject to a six-month “lock up” commencing on the date of the Stockholders Agreement with respect to transfers of shares of Common Stock and, for an 18-month period thereafter, “dribble out” limitations.

The Noteholders have also agreed to vote their shares in proportion with the non-Noteholder stockholders on typical annual meeting matters (including the election of directors). These proportionate voting restrictions will be removed upon the earlier to occur of (i) the Company’s equity market capitalization reaching a designated value of between approximately $800 million and $1.1 billion, depending on the results of the Follow-On Exchange; and (ii) the termination of the Stockholders Agreement.

The Stockholders Agreement will terminate automatically upon the earlier to occur of (i) such time as the Noteholders and their controlled affiliates no longer beneficially own 10% of the issued and outstanding shares of Common Stock and (ii) the five year anniversary of the closing of the Exchange Transaction.

The foregoing description of the Stockholders Agreement is only a summary of, and is qualified in its entirety by reference to, the full text of the Stockholders Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Registration Rights Agreement

In connection with the closing of the Exchange Transaction, the Company has entered into a registration rights agreement (the “Registration Rights Agreement”) with the Noteholders, providing for, among other things, demand and piggyback registration rights with respect to the shares of Common Stock received by Noteholders pursuant to the Exchange Transaction.

The Registration Rights Agreement provides that, following the one year anniversary of the closing of the Exchange Transaction, the Noteholders may make up to two requests for registration in any twelve consecutive month period for all or part of the registrable securities held by the Noteholders so long as such registration is for registrable securities the fair market value of which exceeds $20,000,000. Upon such request, the Company will use commercially reasonable efforts to file an appropriate registration statement and cause such registration statement to be declared effective as promptly as reasonably practicable thereafter.

The Registration Rights Agreement also provides that if at any time the Company proposes to register any of its equity securities under the Securities Act, in connection with the public offering of such securities, the Noteholders will be entitled to certain “piggyback” registration rights permitting the Noteholders to include its shares of Common Stock in such registration, subject to certain marketing and other limitations. As a result, when the Company proposes to file a registration statement under the Securities Act, other than with respect to certain excluded registrations, the Noteholders are entitled to notice of the registration and have the right, subject to certain limitations that a lead underwriter may impose on the number of shares of Common Stock included in the registration, to include their shares of Common Stock in the registration.

The foregoing description of the Registration Rights Agreement is only a summary of, and is qualified in its entirety by reference to, the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the closing of the Exchange Transaction, on January 27, 2016 the Noteholders exchanged $130,552,000 of outstanding Notes, representing all of the Notes beneficially owned by them (approximately 56.7% of the outstanding principal amount of the Notes), for 39,165,600 shares of unregistered Common Stock at an exchange ratio (the “Initial Exchange Ratio”) of 300 shares of Common Stock for each $1,000 aggregate principal amount of Notes so exchanged. The Shares issued to the Noteholders represent approximately 48.4% of the Common Stock of the Company.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 of this report is incorporated by reference into this Item 3.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Effective January 27, 2017, pursuant to the Exchange Agreement and the Stockholders Agreement, the Board appointed Morgan D. Neff, Matthew D. Wilks and Matthew R. Kahn to serve as members of the Board. The appointment increased the number of members of the Board from five to eight. Mr. Neff will serve as a Class I director, which class will stand for re-election at the 2017 annual meeting of stockholders, Mr. Wilks will serve as a Class II director, which class will stand for re-election at the 2018 annual meeting of stockholders, and Mr. Kahn will serve as a Class III director, which class will stand for re-election at the 2019 annual meeting of stockholders. Mr. Kahn will receive an annual retainer and meeting fees, in a manner consistent with the retainer and fees paid to the Company’s other independent non-employee directors.

Each of Messrs. Neff, Wilks and Kahn were appointed to the Board pursuant to the terms of the Exchange Agreement and the Stockholders Agreement. The Company has been advised by Messrs. Neff, Wilks and Kahn that there are no transactions in which any of Messrs. Neff, Wilks or Kahn has a material interest requiring disclosure under Item 404(a) of Regulation S-K.

As noted in item 1.01 above, if the Noteholders own less than 40% of the Common Stock of the Company at December 31, 2017, then one of the Noteholders’ director designees is required to resign. Mr. Kahn has delivered to the Company a conditional resignation that will become effective December 31, 2017, if the Noteholders own less than 40% of the Common Stock of the Company as of such date. Also as noted in item 1.01 above, if the Noteholders own 40% or more of the outstanding Common Stock of the Company at December 31, 2017, then one of the directors other than the Noteholders’ director designees will be required to resign.

Pursuant to the Stockholders Agreement, as of the date of their appointment, each of the Noteholders’ director designees who qualify as Independent (as defined in the Stockholders Agreement) will be entitled to receive compensation and participate in the plans of the Company applicable to all of the Company’s directors who qualify as Independent, as more particularly described on pages 71 – 72 of the Company’s proxy statement filed April 20, 2016, under the sub-heading “Director Compensation.” Additionally, the Company will pay and reimburse each of the Noteholders’ director designees (whether such designees qualify as Independent or not) for all reasonable out-of-pocket expenses incurred by such Noteholders’ director designees in connection with their participation in (or attendance) at meetings of the Board and committees thereof to the same extent as the Company reimburses all other directors of the Company.

Promotion of Qingming Yang

On January 26, 2017, the Board promoted Qingming Yang to the position of President, effective immediately. Mr. Yang will also retain his current position of Chief Operating Officer. Mr. Yang, age 52, has served Approach as its Chief Operating Officer since December, 2012. Before that, Mr. Yang served Approach as Executive Vice President – Business Development & Geosciences, beginning November 2010, and as Vice President – Exploration beginning when he joined Approach in July 2009. Before joining Approach, Mr. Yang was employed by Pioneer Natural Resources for 12 years in a variety of positions, including Exploration Manager for Worldwide Exploration and Business Development, Geosciences Advisor and Technical Lead for Pioneer’s Eagle Ford Shale team. Mr. Yang earned his B.S. in Petroleum Geology from Chengdu University of Technology in the People’s Republic of China, his M.A. in Geology from George Washington University and his Ph.D. in Structural Geology from the University of Texas at Dallas. Except as described below, and an increase to Mr. Yang’s annual base salary from $400,000 per year to $450,000 per year, there have been no further changes to the employment agreement dated January 24, 2011 by and between Mr. Yang and the Company due to Mr. Yang’s promotion.

Qingming Yang Employment Agreement Amendment

On January 26, 2017, the Company entered into an amendment (the “Yang Amendment”) to the employment agreement with its Chief Operating Officer, Qingming Yang (the “Yang Agreement”), effective January 24, 2011, described more fully in, and filed as Exhibit 10.1 to, the Company’s current report on Form 8-K filed January 28, 2011, which is incorporated herein by reference.

The Yang Amendment amends certain severance provisions of the Yang Agreement to increase certain potential severance payments.

Pursuant to the Yang Amendment, if the Yang Agreement is terminated by the Company without Cause, by Mr. Yang for Good Reason or by the Company’s proper notice of nonrenewal of the Yang Agreement, the Company will pay Mr. Yang severance payments equal to (i) 200% of the greater of Mr. Yang’s then-current Base Salary and Mr. Yang’s Base Salary at any time within two years immediately before the Separation from Service and (ii) the Bonus that Mr. Yang would have received based on achievement of applicable performance goals in the year of termination, prorated for any partial year of service. The Company will also reimburse Mr. Yang for certain premiums paid under COBRA for a period of up to 18 months (12 months if Mr. Yang terminates the Yang Agreement for Good Reason), depending on Mr. Yang’s eligibility for continuation of coverage under COBRA.

If Mr. Yang is employed by the Company at the time of a Change in Control and the Yang Agreement is terminated by the Company without Cause or by Mr. Yang for Good Reason within one year of such Change in Control, the Company will pay Mr. Yang severance payments equal to (i) 200% of the greater of Mr. Yang’s then-current Base Salary and Mr. Yang’s Base Salary at any time within two years immediately before the Change in Control and (ii) 200% of the average of any Bonuses received by Mr. Yang in the two years before the Change in Control. The Company will also reimburse Mr. Yang for certain premiums paid under COBRA for a period of up to 18 months, depending on Mr. Yang’s eligibility for continuation of coverage under COBRA.

Capitalized terms used but not defined above have the meaning given them in the Yang Agreement.

J. Curtis Henderson Employment Agreement Amendment

On January 26, 2017, the Company entered into an amendment (the “Henderson Amendment”) to the employment agreement with its Chief Administrative Officer, J. Curtis Henderson (the “Henderson Agreement”), effective January 1, 2011, described more fully in, and filed as Exhibit 10.3 to, the Company’s current report on Form 8-K filed January 6, 2011, which is incorporated herein by reference.

The Henderson Amendment amends certain severance provisions of the Henderson Agreement to increase certain potential severance payments.

Pursuant to the Henderson Amendment, if the Henderson Agreement is terminated by the Company without Cause, by Mr. Henderson for Good Reason or by the Company’s proper notice of nonrenewal of the Henderson Agreement, the Company will pay Mr. Henderson severance payments equal to (i) 200% of the greater of Mr. Henderson’s then-current Base Salary and Mr. Henderson’s Base Salary at any time within two years immediately before the Separation from Service and (ii) the Bonus that Mr. Henderson would have received based on achievement of applicable performance goals in the year of termination, prorated for any partial year of service. The Company will also reimburse Mr. Henderson for certain premiums paid under COBRA for a period of up to 18 months (12 months if Mr. Henderson terminates the Henderson Agreement for Good Reason), depending on Mr. Henderson’s eligibility for continuation of coverage under COBRA.

If Mr. Henderson is employed by the Company at the time of a Change in Control and the Henderson Agreement is terminated by the Company without Cause or by Mr. Henderson for Good Reason within one year of such Change in Control, the Company will pay Mr. Henderson severance payments equal to (i) 200% of the greater of Mr. Henderson’s then-current Base Salary and Mr. Henderson’s Base Salary at any time within two years immediately before the Change in Control and (ii) 200% of the average of any Bonuses received by Mr. Henderson in the two years before the Change in Control. The Company will also reimburse Mr. Henderson for certain premiums paid under COBRA for a period of up to 18 months, depending on Mr. Henderson’s eligibility for continuation of coverage under COBRA.

Capitalized terms used but not defined above have the meaning given them in the Henderson Agreement.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held a Special Meeting of its stockholders on January 26, 2017, in Fort Worth, Texas, for the following purposes: (1) to approve the issuance of shares of common stock in connection with the Exchange Transaction and the Follow-On Exchange Offer (as defined in the Exchange Agreement) under NASDAQ Stock Market Rules 5635(b) and 5635(d); (2) to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 180,000,000 shares; and (3) to approve an adjournment of the Special Meeting, if necessary or appropriate, to establish quorum or permit further solicitation of proxies if there are not sufficient votes cast in favor of one or both of the previous proposals. Each of these items is more fully described in the Company’s proxy statement filed with the Securities and Exchange Commission on December 13, 2016.

At the close of business on December 12, 2016, the record date for the Special Meeting, there were 41,968,646 shares of the Company’s common stock issued, outstanding and entitled to vote at the Special Meeting.

Proposal 1 – NASDAQ Approval

The issuance of shares of common stock in connection with the Exchange Transaction and the Follow-On Exchange Offer under NASDAQ Stock Market Rules 5635(b) and 5635(d), was approved with votes as follows:

Shares For	Shares Against	Shares Abstained
22,775,013	4,775,659	127,526

Proposal 2 – Amendment of Restated Certificate of Incorporation

The amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 180,000,000 shares was approved with votes as follows:

Shares For	Shares Against	Shares Abstained
22,683,042	4,860,757	134,399

Proposal 3 – Adjournment

The proposal to approve an adjournment of the Special Meeting, if necessary or appropriate, to establish quorum or permit further solicitation of proxies if there are not sufficient votes cast in favor of one or both of the previous proposals passed, with votes as follows:

Shares For	Shares Against	Shares Abstained
22,874,704	4,639,969	163,525

Item 8.01	Other Events

Commencement of the Exchange Offer

On January 30, 2017, the Company commenced an offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding Notes for newly issued shares of the Company’s Common Stock.

The Company is offering to exchange, upon the terms and subject to the conditions of the Exchange Offer, for each $1,000 principal amount of the Notes (i) 276 shares of Common Stock and (ii) accrued and unpaid interest, if any, from December 15, 2016 up to, but not including, the settlement date for the Exchange Offer, payable in cash.

The Exchange Offer is scheduled to expire at 11:59 p.m., New York City time, on Friday, March 17, 2017, unless the Exchange Offer is extended or earlier terminated by the Company.

The following information is provided to update certain information the Company previously disclosed in periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. References to “we,” “our” and “us” herein are references to the Company on a consolidated basis.

Risk Factors Related to the Oil and Gas Industry and Our Business

Drilling, exploring for and producing oil and gas are high-risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

Our future financial condition and results of operations will depend on commodity prices and the success of our drilling, exploration and production activities. These factors are subject to numerous risks beyond our control, including the risk that drilling will not result in economic oil and gas production or increases in reserves. Many factors may curtail, delay or cancel our scheduled development projects, including:

•	declines in oil, NGL and gas prices;

•	inadequate capital resources or liquidity to maintain current production levels or further develop our assets;

•	compliance with governmental regulations, which may include limitations on hydraulic fracturing, access to water or the discharge of greenhouse gasses (“GHGs”);

•	limited transportation services and infrastructure to deliver the oil, NGLs and natural gas we produce to market;

•	inability to attract and retain qualified personnel;

•	unavailability or high cost of drilling and completion equipment, services or materials;

•	unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents;

•	lack of acceptable prospective acreage;

•	adverse weather conditions;

•	surface access restrictions;

•	title problems; and

•	mechanical difficulties.

Oil, NGL and gas prices are volatile. Declines in oil, NGL or gas prices would adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure requirements and financial commitments.

Our revenues, profitability and cash flow depend on the prices and demand for oil, NGLs and gas. The markets for these commodities are volatile, and even relatively modest drops in prices can affect significantly our financial results and impede our growth. Prices for oil, NGLs and gas fluctuate widely in response to changes in the supply and demand for these commodities, market uncertainty and a variety of additional factors beyond our control, such as:

•	domestic and foreign supply of oil, NGLs and gas;

•	domestic and foreign consumer demand for oil, NGLs and gas;

•	overall United States and global economic conditions impacting the global supply of and demand for oil, NGLs and gas;

•	the willingness and ability of the Organization of Petroleum Exporting Countries to set and maintain oil price and production controls;

•	commodity processing, gathering and transportation availability, the availability of refining capacity and other factors that result in differentials to benchmark prices;

•	price and availability of alternative fuels;

•	price and quantity of foreign imports;

•	domestic and foreign governmental regulations;

•	political conditions in or affecting other oil and natural gas producing countries;

•	weather conditions, including unseasonably warm winter weather and tropical storms; and

•	technological advances affecting oil, NGL and gas consumption.

Advanced drilling and completion technologies, such as horizontal drilling and hydraulic fracturing, have resulted in increased investment by oil and gas producers in developing U.S. shale oil and gas projects and, therefore, has resulted in increased production from these projects. The results of higher investment in the exploration for and production of U.S. shale oil and gas, maintenance of production levels of oil from the Middle East, and other factors, such as global economic and financial conditions, have caused the price of oil and gas to be volatile. For example, prices for NYMEX-WTI have ranged from a high of $54.06 per Bbl to a low of $26.10 per Bbl in 2016. NYMEX-Henry Hub natural gas prices have ranged from a high of $3.93 per MMBtu to a low of $1.64 per MMBtu in 2016. Declines in oil and natural gas prices from current levels may further reduce our level of exploration, drilling and production activity and cash flows.

The Company’s financial position, results of operations, access to capital and the amount of oil and gas that may be economically produced would be negatively impacted if oil and gas prices stay depressed for an extended period of time.

The ways that continued low oil and gas prices could affect us include the following:

•	Cash flows would be reduced, decreasing funds available for capital expenditures needed to maintain or increase production and replace reserves;

•	We may breach covenants in our revolving credit facility;

•	Future net cash flows from our properties would decrease, which could result in significant impairment expenses;

•	Some reserves would no longer be economic to produce, leading to lower proved reserves, production and cash flows;

•	Access to capital, such as equity or long-term debt markets and current reserve-based lending levels, would be severely limited or unavailable; and

•	Borrowing base under our revolving credit facility could be reduced as further discussed below, and if the amount outstanding under our revolving credit facility exceeds the borrowing base, we may be required to repay a portion of our outstanding borrowings.

If commodity prices fall from the current levels or decline further, our future cash flows will not be sufficient to fund the capital expenditure levels necessary to maintain current production and reserve levels over the long term and our results of operations will be adversely affected.

Low oil and gas prices not only cause our revenues and cash flows to decrease but also reduce the amount of oil and gas that we can produce economically. Decreases in oil and gas prices will render uneconomic some or all of our drilling locations. This may result in our having to impair our oil and gas properties further and could have a material adverse effect on our business, financial condition and results of operations. In addition, if oil, NGL or gas prices further decline or fail to recover from their current levels for an extended period of time, we may, among other things, be unable to maintain or increase our borrowing capacity, repay current or future debt or obtain additional capital on attractive terms, all of which can affect the value of our Common Stock. The amount available for borrowing under our revolving credit facility is subject to a borrowing base, which is determined by our lenders taking into account our estimated proved reserves and is subject to semi-annual redeterminations based on pricing models determined by the lenders at such time. The decline in oil and gas prices has adversely impacted the value of our estimated proved reserves and, in turn, the market values used by our lenders to determine our borrowing base.

If the exchange offer is not successful, we may seek alternative refinancing transactions.

We have been actively engaged in the process of analyzing various options to address our liquidity as well as assessing our overall capital structure. On January 27, 2017, we closed the Exchange Transaction of $130,552,000 principal amount of our Notes for 39,165,600 shares of newly issued shares of Common Stock. If this exchange offer is not successful, we may determine to evaluate alternative transactions that would reduce leverage and increase liquidity and operating cash flow. These alternative transactions may not be as advantageous to the existing holders of our Common Stock as the exchange offer. Some of these alternatives may include additional debt buybacks, debt-for-debt or debt-for-equity exchanges or refinancings, strategic investments and joint ventures, sales of assets or working interests, private or public equity raises or rights offerings or transactions which may have a more dilutive effect on our existing stockholders than the exchange offer.

Our business requires significant capital expenditures, and we may not be able to obtain needed capital or financing on satisfactory terms or at all.

Our exploration, development and acquisition activities require substantial capital expenditures. For example, according to our year-end 2015 reserve report, the estimated future capital required to develop our current proved oil and gas reserves is $935,000,000. Historically, we have funded our capital expenditures through a combination of cash flows from operations, borrowings under our revolving credit facility and public equity and debt financings. Future cash flows are subject to a number of variables, including the production from existing wells, prices of oil, NGLs and gas and our success in developing and producing new reserves. If commodity prices do not improve or if they decline, our cash flow from operations may not be sufficient to cover our current or future capital expenditure budgets, and we may have limited ability to obtain the additional capital necessary to fully develop our proved reserves. In addition we may not be able to obtain debt or equity financing on favorable terms or at all. The failure to obtain additional financing could cause us to scale back our exploration and development operations, which in turn would lead to a decline in our oil and gas production and reserves, and in some areas a loss of properties.

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under our $99,768,000 principal amount of Notes, subsequent to the exchange offer, and $273,000,000 in outstanding borrowings under our revolving credit facility. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy and initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	refinancing or restructuring our debt.

If, for any reason, we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings, or they could prevent us from making payments on the Notes. If amounts outstanding under our revolving credit facility or the Notes were to be accelerated, we cannot be certain that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

Our lenders can limit our borrowing capabilities, which may materially impact our operations.

At December 31, 2016, we had $273,000,000 in borrowings outstanding under our revolving credit facility, and our borrowing base was $325,000,000. The borrowing base under our revolving credit facility is redetermined semi-annually based upon a number of factors, including commodity prices and reserve levels. In addition to such semi-annual redeterminations, our lenders may request one additional redetermination during any 12-month period. Upon a redetermination, our borrowing base could be reduced, and if the amount outstanding under our revolving credit facility at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings. If commodity prices decrease significantly, it is likely that our borrowing base will be reduced further in the next semi-annual borrowing base redetermination. We use cash flow from operations and bank borrowings to fund our exploration, development and acquisition activities. A reduction in our borrowing base could limit those activities. In addition, we may significantly change our capital structure to cover our working capital needs, make future acquisitions or develop our properties. Changes in capital structure may significantly increase our debt. If we incur additional debt for these or other purposes, the related risks that we now face could intensify. A higher level of debt also increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance, which is affected by general economic conditions and financial, business and other factors, many of which are beyond our control.

Our revolving credit facility borrowing base is subject to semi-annual redetermination, and current Office of the Comptroller of the Currency (“OCC”) guidelines may incent lenders to limit our borrowing capabilities.

In March 2016, the OCC issued revised guidelines for exploration and production companies that specify target leverage metrics that we currently exceed. The lower a loan’s credit rating, the more reserves a bank must set aside. This makes it more expensive for the bank to keep a negatively-rated, or classified, loan on its books. A failure to complete this exchange offer transaction would result in our continuing with leverage significantly in excess of OCC guidelines, which would increase our risk of a negative semi-annual borrowing base redetermination, which could in turn materially decrease our liquidity or cause our borrowings to exceed our borrowing base and cause us to be in default under our credit agreement.

Our revolving credit facility contains operating and financial restrictions and covenants that may restrict our business and financing activities or that economic conditions and commodity prices may cause us to breach.

Our revolving credit facility contains, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	consolidate, merge or transfer all or substantially all of our assets;

•	incur or guarantee additional indebtedness or issue preferred stock;

•	redeem or prepay other debt;

•	pay distributions on, redeem or repurchase our Common Stock or redeem or repurchase our subordinated debt;

•	create or incur certain liens;

•	make certain acquisitions and investments;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries;

•	enter into financing transactions; and

•	engage in certain business activities.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Our revolving credit facility also contains financial covenants. Our ability to comply with some of the covenants and restrictions contained in our revolving credit facility and the Indenture may be affected by events beyond our control. If market or other economic conditions do not improve, or if commodity prices remain at their current depressed levels, our ability to comply with these covenants may be impaired. A failure to comply with the covenants, ratios or tests in our revolving credit facility, the Indenture or any future indebtedness could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If an event of default under our revolving credit facility occurs and remains uncured, the lenders:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements.

If commodity prices decline to a level such that our future undiscounted cash flows from our properties are less than their carrying value, we may be required to write down the carrying values of our properties. Additionally, current SEC rules also could require us to write down our proved undeveloped reserves in the future.

Accounting rules require that we periodically review the carrying value of our properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our properties. A write-down is a non-cash charge to earnings. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations for the periods in which such charges are taken. The risk that we will be required to write down the carrying value of our properties increases when oil and gas prices are low or volatile.

In addition, current SEC rules require that proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years, unless specific circumstances justify a longer time. This rule may limit our potential to book additional proved undeveloped reserves as we pursue our development projects. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill those wells within the required timeframe or if continued, depressed prices cause us to change our development plan to decrease the number of wells to be drilled over the five-year period. For example, for the year ended December 31, 2015, we reclassified 11.9 MMBoe of proved reserves to unproved reserves attributable to horizontal and vertical well locations in Project Pangea that are no longer expected to be developed within five years from their initial booking, as required by SEC rules.

The estimated volumes, standardized measure and present value of future net revenues (“PV-10”) from our proved reserves as of December 31, 2015, should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties.

Standardized measure is a reporting convention that provides a common basis for comparing oil and gas companies subject to the rules and regulations of the SEC. On December 31, 2015, our standardized measure of discounted cash flows was $460.4 million. Standardized measure requires the use of specific pricing as required by the SEC as well as operating and development costs prevailing as of the date of computation. The non-GAAP financial measure, PV-10, is based on the average of the closing price on the first day of the month for the 12-month period prior to fiscal year end, while actual future prices and costs may be materially higher or lower.

Consequently, these measures may not reflect the prices ordinarily received or that will be received for oil and gas production because of varying market conditions, nor may they reflect the actual costs that will be required to produce or develop the oil and gas properties. Accordingly, estimates of future net cash flow may be materially different from the future net cash flows that are ultimately received. Therefore, the standardized measure of our estimated reserves and PV-10 included in our annual report on Form 10-K for the year ended 2015, and incorporated by reference herein, should not be construed as accurate estimates of the current fair value of our proved reserves. In addition, the 10% discount factor we use when calculating PV-10 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our estimated proved reserves as of December 31, 2015, and related PV-10 and standardized measure, were calculated under the SEC rules using 12-month trailing average benchmark prices of $50.16 per Bbl of oil, $15.13 per Bbl of NGLs and $2.64 per MMBtu of gas. If oil, NGL and gas prices decline by 10% from $50.16 per Bbl of oil, $15.13 per Bbl of NGLs and $2.64 per MMBtu of gas, to $45.14 per Bbl of oil, $13.62 per Bbl of NGLs and $2.38 per MMBtu of gas, then our PV-10 as of December 31, 2015, would decrease from $504 million to approximately $368 million. The average market price received for our production for the three months ended September 30, 2016 was $40.53 per Bbl of oil, $13.32 per Bbl of NGLs and $2.52 per Mcf of gas (after basis differential and Btu adjustments). Actual future net revenues also will be affected by factors such as the amount and timing of actual production, prevailing operating and development costs, supply and demand for oil and gas, increases or decreases in consumption and changes in governmental regulations or taxation. For a reconciliation of PV-10, a measure not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to our standardized measure of discounted future cash flows and related disclosures, see “Reconciliation of PV-10 to Standardized Measure.”

The issuance of shares in the future could reduce the market price of our Common Stock.

In the future, we may issue Common Stock or other securities to raise cash for debt reduction, working capital or acquisitions. We also may acquire interests in other companies by using a combination of cash and our Common Stock or just our Common Stock. We also may issue securities convertible into, or exchangeable for, or that represent the right to receive, our Common Stock. Any of these events may dilute your ownership interest in our company, reduce our earnings per share and have an adverse impact on the price of our Common Stock. In addition, sales or issuances of a substantial amount of our Common Stock, or the perception that these sales or issuances may occur, could reduce the market price of our Common Stock. This could also impair our ability to raise additional capital through the sale of our securities.

Our stock price has been and could remain volatile, which further could adversely affect the market price of our stock and our ability to raise additional capital and cause us to be subject to securities class action litigation.

The market price of our Common Stock has experienced and may continue to experience significant volatility. In 2016, the price of our Common Stock fluctuated from a high of $4.35 per share to a low of $0.60 per share. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies in the energy sector, and particularly in the upstream sector. Such market price volatility could adversely affect our ability to raise additional capital. In addition, we may be subject to securities class action litigation as a result of the decline in the price of our Common Stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

We may experience differentials to benchmark prices in the future, which may be material.

Substantially all of our production is sold to purchasers at prices that reflect a discount to other relevant benchmark prices, such as NYMEX-WTI. The difference between a benchmark price and the price we reference in our sales contracts is called a basis differential. Basis differentials result from variances in regional prices compared to benchmark prices as a result of regional supply and demand factors. We may experience differentials to benchmark prices in the future, which may be material.

We engage in commodity derivative transactions which involve risks that can harm our business.

To manage our exposure to price risks in the marketing of our production, we enter into commodity derivative agreements. While intended to reduce the effects of volatile commodity prices, such transactions may limit our potential gains and increase our potential losses if commodity prices were to rise substantially over the price established by the commodity derivative. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which our production is lower than expected. We are also exposed to the risk of non-performance by the counterparties to the commodity derivative agreements.

Due to the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), the derivative transactions we execute are undertaken in a highly regulated market. While many of the rules implementing the Dodd-Frank statute are in place at this time, some significant components of the Dodd-Frank regulatory regime remain subject to rulemaking by the Commodity Futures Trading Commission and other regulators.

Although we have hedged a portion of our estimated 2017 and 2018 production, our hedging program may be inadequate to protect us against continuing and prolonged declines in the price of oil and natural gas.

Currently we have commodity price derivative agreements on approximately 709,750 Bbls of NGL at average prices of $11.34 per Bbl (C2-ethane), $27.92 per Bbl (C3-propane), $36.73 per Bbl (IC4-isobutane) and $35.92 per Bbl (NC4-butane) and 8,400,000 MMBtu of natural gas hedged with swaps and collars in 2017 at an average floor price of $2.79 per MMBtu and an average ceiling price of $3.15 per MMBtu. These derivative contracts will not protect us from a continuing and prolonged decline in the price of oil and natural gas for the unhedged portion of our production in 2017 or our production after 2017. We have entered into derivative contracts for approximately 5,400,000 MMbtu of natural gas hedged with swaps at average prices of $3.08 per MMBtu for 2018. To the extent that the prices for oil and gas decline, we will not be able to hedge future production at the same level as our current hedges, and our results of operations and financial condition would be negatively impacted.

We are subject to complex governmental laws and regulations that may adversely affect the cost, manner and feasibility of doing business.

Our oil and gas drilling, production and gathering operations are subject to complex and stringent laws and regulations. To operate in compliance with these laws and regulations, we must obtain and maintain numerous permits and approvals from various federal, state and local governmental authorities. We may incur substantial costs to comply with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations apply to our operations. Such costs could have a material adverse effect on our business, financial condition and results of operations. Failure to comply with laws and regulations applicable to our operations, including any evolving interpretation and enforcement by government authorities, could have a material adverse effect on our business, financial condition and results of operations.

Federal and state legislation and regulatory initiatives and private litigation relating to hydraulic fracturing could stop or delay our development project and result in materially increased costs and additional operating restrictions.

All of our proved non-producing and proved undeveloped reserves associated with future drilling and completion projects will require hydraulic fracturing. If these or any other new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to drill and produce from our proved reserves, as well as make it easier for third parties opposing hydraulic fracturing to initiate legal proceedings. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to permitting delays and increases in costs. These developments, as well as new laws or regulations, could cause us to incur substantial compliance costs, and compliance or the consequences of our failure to comply could have a material adverse effect on our financial condition and results of operations. In addition, if we are unable to use hydraulic fracturing in completing our wells or hydraulic fracturing becomes prohibited or significantly regulated or restricted, we could lose the ability to drill and complete the projects for our proved reserves and maintain our current leasehold acreage, which would have a material adverse effect on our future business, financial condition and results of operations.

The unavailability or high cost of drilling rigs, equipment, materials, personnel and oilfield services could adversely affect our ability to execute our drilling and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time-to-time, during periods of higher commodity prices there is a shortage of drilling rigs, hydraulic fracturing services, equipment, supplies or qualified service personnel. During these periods, the costs and delivery times of equipment, oilfield services and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling and completion crews rise as the number of active rigs in service increases. Increasing levels of exploration and production will increase the demand for oilfield services, and the costs of these services may increase, while the quality of these services may suffer. If the availability of equipment, crews, materials and services in the Permian Basin is particularly severe, our business, results of operations and financial condition could be materially and adversely affected because our operations and properties are concentrated in the Permian Basin.

Our operations substantially depend on the availability of water. Restrictions on our ability to obtain, dispose of or recycle water may impact our ability to execute our drilling and development plans in a timely or cost-effective manner.

Water is an essential component of our drilling and hydraulic fracturing processes. Historically, we have been able to secure water from local landowners and other sources for use in our operations. From 2011 through 2014, West Texas experienced extreme drought conditions. As a result of the severe drought, governmental authorities restricted the use of water subject to their jurisdiction for drilling and hydraulic fracturing to protect the local water supply. Although such restrictions have been lifted, if West Texas experiences further drought conditions the restrictions may return. If we are unable to obtain water to use in our operations, we may be unable to economically produce oil, NGLs and gas, which could have an adverse effect on our business, financial condition and results of operations.

Moreover, new environmental initiatives and regulations could include restrictions on disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the exploration, development or production of oil and gas. For example, in October 2014, the RRC published a final rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. Compliance with environmental regulations and permit requirements for the disposal, withdrawal, storage and use of surface water or ground water necessary for hydraulic fracturing may increase our operating costs and cause delays, interruptions or cessation of our operations, the extent of which cannot be predicted, and all of which would have an adverse effect on our business, financial condition, results of operations and cash flows.

Conservation measures and technological advances could reduce demand for oil and gas.

Fuel conservation measures, alternative fuel requirements, increasing interest in alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and gas. The impact of the changing demand for oil and gas may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Climate change legislation or regulations regulating emissions of GHGs and volatile organic compound (“VOCs”) could result in increased operating costs and reduced demand for the oil and gas we produce.

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, the Environmental Protection Agency (“EPA”) adopted regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA also issued final regulations under the NSPS and NESHAP designed to reduce VOCs.

While Congress has from time-to-time considered legislation to reduce emissions of GHGs, no significant legislation has been adopted to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of GHG cap-and-trade programs. Most of these cap-and-trade programs require either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. These allowances are expected to escalate significantly in cost over time. It remains unclear what actions, if any, the Trump administration will undertake related to GHG emissions.

The adoption of legislation or regulatory programs to reduce GHG or VOC emissions could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory requirements. Any GHG emissions legislation or regulatory programs applicable to power plants or refineries could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce GHG or VOC emissions could have a material adverse effect on our business, financial condition and results of operations.

Environmental laws and regulations may expose us to significant costs and liabilities.

There is inherent risk of incurring significant environmental costs and liabilities in our oil and gas operations due to the handling of petroleum hydrocarbons and generated wastes, the occurrence of air emissions and water discharges from work-related activities and the legacy of pollution from historical industry operations and waste disposal practices. We may incur joint and several or strict liability under these environmental laws and regulations in connection with spills, leaks or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, some of which have been used for exploration, production or development activities for many years and by third parties not under our control. In particular, the number of private, civil lawsuits involving hydraulic fracturing has risen in recent years. Since late 2009, multiple private lawsuits alleging ground water contamination have been filed in the U.S. against oil and gas companies, primarily by landowners who leased oil and gas rights to defendants, or by landowners who live close to areas where hydraulic fracturing has taken place. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our business, financial condition and results of operations. We may not be able to recover some or any of these costs from insurance.

Changes in tax laws or fees may adversely affect our results of operations and cash flows.

Potential legislation, if enacted into law, could make significant changes to U.S. federal and state income tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of this legislation or any other similar changes in U.S. federal income tax laws, as well as any similar changes in state law, could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could negatively affect our financial condition and results of operations. Additionally, future legislation could be enacted that increases the taxes or fees imposed on oil and natural gas extraction. Any such legislation could result in increased operating costs and/or reduced consumer demand for petroleum products, which in turn could affect the prices we receive for our oil, NGLs and gas.

Our future reserve and production growth depends on the success of our horizontal Wolfcamp oil shale resource play, which has a limited operational history and is subject to change.

We began drilling horizontal wells in the Wolfcamp play in late 2010. The wells that have been drilled or recompleted in these areas represent a small sample of our large acreage position, and we cannot assure you that our new wells will be successful. We continue to gather data about our prospects in the Wolfcamp play, and it is possible that additional information may cause us to change our drilling schedule or determine that prospects in some portion of our acreage position should not be developed at all.

Part of our strategy involves using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

Our operations involve using some of the latest drilling and completion techniques as developed by us and our service providers. Risks that we face while drilling horizontal wells include, but are not limited to:

•	landing our wellbore in the desired drilling zone;

•	staying in the desired drilling zone while drilling horizontally through the formation;

•	running our casing the entire length of the wellbore; and

•	being able to run tools and other equipment consistently through the horizontal wellbore.

•	Risks that we face while completing our wells include, but are not limited to:

•	the ability to fracture stimulate the planned number of stages;

•	the ability to run tools the entire length of the wellbore during completion operations; and

•	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

The results of our drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, we are more limited in assessing future drilling results in these areas. If our drilling results are less than anticipated, the return on our investment for a particular project may not be as attractive as we anticipated and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Failure to effectively execute and manage our single major development project, Project Pangea, could result in significant delays, cost overruns, limitation of our growth, damage to our reputation and a material adverse effect on our business, financial condition and results of operations.

We believe we have an extensive inventory of identified drilling locations in our development project (Project Pangea) in the Wolfcamp shale oil resource play; however, Project Pangea is our core asset and our only development project. As we achieve more results in Project Pangea, we have expanded our horizontal development project there. This level of development activity requires significant effort from our management and technical personnel and places additional requirements on our financial resources and internal operating and financial controls. Our ability to successfully develop and manage this project will depend on, among other things:

•	our ability to finance development of the project;

•	the extent of our success in drilling and completing horizontal Wolfcamp wells;

•	our ability to control costs and manage drilling and completion risks;

•	our ability to attract, retain and train qualified personnel with the skills required to develop the project in a timely and cost-effective manner; and

•	our ability to implement and maintain effective operating and financial controls and reporting systems necessary to develop and operate the project.

We may not be able to compensate for, or fully mitigate, these risks.

Currently, substantially all of our producing properties are located in two counties in Texas, making us vulnerable to risks associated with operating in one primary area.

Substantially all of our producing properties and estimated proved reserves are concentrated in Crockett and Schleicher Counties, Texas. As a result of this concentration, we are disproportionately exposed to the natural decline of production from these fields as well as the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailments of production, service delays, natural disasters or other events that impact this area.

Because of our geographic concentration, our purchaser base is limited, and the loss of one of our key purchasers or their inability to take our oil, NGLs or gas could adversely affect our financial results.

In 2016, JP Energy Development, LP and DCP Midstream, LP collectively accounted for more than 99% of our total oil, NGL and gas sales, excluding realized commodity derivative settlements. As of December 31, 2016, we had dedicated all of our oil production from northern Project Pangea and Pangea West through 2022 to JP Energy. In addition, as of December 31, 2016, we had dedicated all of our NGL and natural gas production from Project Pangea to DCP through July 2023. To the extent that any of our major purchasers reduces their purchases of oil, NGLs or gas, is unable to take our oil, NGLs or gas due to infrastructure or capacity limitations or defaults on their obligations to us, we would be adversely affected unless we were able to make comparably favorable arrangements with other purchasers. These purchasers’ default or non-performance could be caused by factors beyond our control. A default could occur as a result of circumstances relating directly to one or more of these customers or due to circumstances related to other market participants with which the customer has a direct or indirect relationship.

We depend on our management team and other key personnel. The loss of any of these individuals, or the inability to attract, train and retain additional qualified personnel, could adversely affect our business, financial condition and the results of operations and future growth.

Our success largely depends on the skills, experience and efforts of our management team and other key personnel and the ability to attract, train and retain additional qualified personnel. The loss of the services of one or more members of our senior management team or of our other employees with critical skills needed to operate our business could have a negative effect on our business, financial condition, results of operations and future growth. In January 2011, we entered into an amended and restated employment agreement with J. Ross Craft, P.E., our Chairman, President and Chief Executive Officer; and new employment agreements with Qingming Yang, our Chief Operating Officer; and J. Curtis Henderson, our Chief Administrative Officer. On January 3, 2014, we entered into an employment agreement with Sergei Krylov as the Company’s Executive Vice President and Chief Financial Officer. If any of these officers or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. In addition, our ability to manage our growth, if any, will require us to effectively train, motivate and manage our existing employees and to attract, motivate and retain additional qualified personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

Market conditions or transportation and infrastructure impediments may hinder our access to oil, NGL and gas markets or delay our production or sales.

Market conditions or the unavailability of satisfactory oil, NGL and gas processing and transportation services and infrastructure may hinder our access to oil, NGL and gas markets or delay our production or sales. Although currently we control the gathering systems for our operations in the Permian Basin, we do not have such control over the regional or downstream pipelines in and out of the Permian Basin. The availability of a ready market for our oil, NGL and gas production depends on a number of factors, including market demand and the proximity of our reserves to pipelines or trucking and rail terminal facilities.

In addition, the amount of oil, NGLs and gas that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to maintenance, excessive pressure, ability of downstream processing facilities to accept unprocessed gas or NGLs, physical damage or operational interruptions to the gathering or transportation system or downstream processing and fractionation facilities or lack of contracted capacity on such systems or facilities.

The curtailments arising from these and similar circumstances may last from a few days to several months, and in many cases, we are provided with limited, if any, notice as to when these circumstances will arise and their duration. As a result, we may not be able to sell, or may have to transport by more expensive means, the oil, NGLs and gas that we produce, or we may be required to shut in oil or gas wells or delay initial production until the necessary gathering and transportation systems are available. Any significant curtailment in gathering systems, transportation, pipeline capacity or significant delay in construction of necessary gathering and transportation facilities, could adversely affect our business, financial condition and results of operations.

Loss of our information and computer systems could adversely affect our business, financial condition and results of operations.

We heavily depend on our information systems and computer-based programs, including drilling, completion and production data, seismic data, electronic data processing and accounting data. If any of these programs or systems were to fail or create erroneous information in our hardware or software network infrastructure, possible consequences include our loss of communication links, inability to find, produce, process and sell oil, NGLs and gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. In addition, the U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. A cyber incident involving our information systems and related infrastructure could disrupt our business plans and result in information theft, data corruption, operational disruption and/or financial loss. Any such consequence could have a material adverse effect on our business, financial condition and results of operations.

Competition in the oil and gas industry is intense, and many of our competitors have resources that are greater than ours.

We operate in a highly competitive environment for acquiring prospects and productive properties, marketing oil and gas and securing equipment and skilled personnel. Many of our competitors are major and large independent oil and gas companies that have financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to develop and operate our current project, acquire additional prospects and discover reserves in the future will depend on our ability to hire and retain qualified personnel, evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and gas industry. Larger competitors may be better able to withstand sustained periods of low commodity prices and unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in attracting and retaining qualified personnel, acquiring prospective reserves, developing reserves, marketing oil, NGLs and gas and raising additional capital.

Our identified drilling locations are scheduled to be drilled over many years, making them susceptible to uncertainties that could prevent them from being drilled or delay their drilling. In certain instances, this could prevent drilling and production before the expiration date of leases for such locations.

Our management team has identified drilling locations as an estimation of our future development activities on our existing acreage. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these identified drilling locations depends on a number of uncertainties, including oil, NGL and gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system, marketing and transportation constraints, regulatory approvals and other factors. Because of these uncertain factors, we do not know if the identified drilling locations will ever be drilled or if we will be able to produce oil or gas from these or any other identified drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the identified locations are obtained, the leases for such acreage will expire. Therefore, our actual drilling activities may materially differ from those presently identified.

The use of geoscientific, petrophysical and engineering analyses and other technical or operating data to evaluate drilling prospects is uncertain and does not guarantee drilling success or recovery of economically producible reserves.

Our decisions to explore, develop and acquire prospects or properties targeting Wolfcamp and other zones in the Permian Basin and other areas depend on data obtained through geoscientific, petrophysical and engineering analyses, the results of which can be uncertain. Even when properly used and interpreted, data from whole cores, regional well log analyses, 3-D seismic and micro-seismic only assist our technical team in identifying hydrocarbon indicators and subsurface structures and estimating hydrocarbons in place. They do not allow us to know conclusively the amount of hydrocarbons in place and if those hydrocarbons are producible economically. In addition, the use of advanced drilling and completion technologies for our Wolfcamp development, such as horizontal drilling and multi-stage fracture stimulations, requires greater expenditures than our traditional development drilling strategies. Our ability to commercially recover and produce the hydrocarbons that we believe are in place and attributable to the Wolfcamp and other zones will depend on the effective use of advanced drilling and completion techniques, the scope of our development project (which will be directly affected by the availability of capital), drilling and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approval and geological and mechanical factors affecting recovery rates. Our estimates of unproved reserves, estimated ultimate recoveries per well, hydrocarbons in place and resource potential may change significantly as development of our oil and gas assets provides additional data.

Unless we replace our oil and gas reserves, our reserves and production will decline.

Our future oil and gas production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our production, revenues and cash flows will be adversely affected. In general, production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves will decline as reserves are produced, unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be limited to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves.

We have leases for undeveloped acreage that may expire in the near future.

As of December 31, 2016, we held mineral leases in each of our areas of operation that are still within their original lease term and are not currently held by production. Unless we continue to develop and produce on the properties subject to these leases, most of these leases will expire in 2017. If these leases expire, we will lose our right to develop the related properties, unless we renew such leases. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all.

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of our proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve reports. These differences may be material.

The proved oil, NGL and gas reserves data included in this report are estimates. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil, NGL and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil, NGL and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserves estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil, NGL and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil, NGL and gas prices.

As of December 31, 2015, approximately 63% of our proved reserves were proved undeveloped. Estimates of proved undeveloped reserves are even less reliable than estimates of proved developed reserves. Furthermore, different reserve engineers may make different estimates of reserves and future net revenues based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material.

We may be unable to make attractive acquisitions or successfully integrate acquired businesses, and any inability to do so may disrupt our business and hinder our ability to grow.

In the future we may make acquisitions of businesses that complement or expand our current business. We may not be able to identify attractive acquisition opportunities. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause us to refrain from, completing acquisitions.

The success of any completed acquisition will depend on our ability to integrate effectively the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. No assurance can be given that we will be able to identify suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to integrate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services, including oil, NGL and gas pipelines, processing plants and trucking services;

•	weather-related damage to drilling rigs, resulting in a temporary suspension of operations;

•	weather-related damage to our producing wells or facilities;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of production.

Operating hazards or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of gas, oil or well fluids, fires, surface and subsurface pollution and contamination, and releases of toxic gas. The occurrence of one of the above may result in injury, loss of life, suspension of operations, environmental damage and remediation and/or governmental investigations and penalties. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. Our insurance might be inadequate to cover our liabilities. The insurance market, in general, and the energy insurance market, in particular, have been difficult markets over the past several years. Insurance costs are expected to continue to increase over the next few years, and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

Our results are subject to quarterly and seasonal fluctuations.

Our quarterly operating results have fluctuated in the past and could be negatively impacted in the future as a result of a number of factors, including seasonal variations in oil, NGL and gas prices, variations in levels of production and the completion of development projects.

We have renounced any interest in specified business opportunities, and certain members of our Board and certain of our stockholders generally have no obligation to offer us those opportunities.

In accordance with Delaware law, we have renounced any interest or expectancy in any business opportunity, transaction or other matter in which our outside directors and certain of our stockholders, each referred to as a Designated Party, participates or desires to participate in, that involves any aspect of the exploration and production business in the oil and gas industry. If any such business opportunity is presented to a Designated Party who also serves as a member of our Board, the Designated Party has no obligation to communicate or offer that opportunity to us, and the Designated Party may pursue the opportunity as he sees fit, unless:

•	it was presented to the Designated Party solely in that person’s capacity as a director of our Company and with respect to which, at the time of such presentment, no other Designated Party has independently received notice of, or otherwise identified the business opportunity; or

•	the opportunity was identified by the Designated Party solely through the disclosure of information by or on behalf of us.

As a result of this renunciation, our outside directors should not be deemed to have breached any fiduciary duty to us if they or their affiliates or associates pursue opportunities as described above and our future competitive position and growth potential could be adversely affected.

The completion of the exchange of Notes pursuant to the exchange offer is expected to result in a significant limitation on the use of the Company’s federal net operating loss carryforwards (“NOLs”), which could have a material adverse effect on our tax position.

A change in ownership of Common Stock by more than 50% within a three-year period would result in a substantial portion of the Company’s NOLs being eliminated or becoming restricted, and the Company would need to reduce its deferred tax assets reflecting the restricted use of these NOLs when such an ownership change occurs. An ownership change would establish an annual limitation on the amount of our pre-change NOLs that we could utilize to offset our taxable income in any future taxable year to an amount generally equal to the value of our Common Stock immediately prior to the ownership change multiplied by the federal long-term tax exempt rate for the month of the ownership change. Although the Company does not expect that the Exchange Transaction resulted in a change of ownership of 50% or more of Common Stock, the exchange of Notes pursuant to the exchange offer most likely will. We believe that the Company may be able to offset, in part, such limitation through its potential to generate NOLs in the future, and may be able to use otherwise limited NOLs to the extent the Company recognizes, or is treated as recognizing, built-in gain on assets owned prior to the ownership change. We cannot, however, assure you that this will be the case, and, accordingly, a limitation on the use of our NOLs may have a material adverse effect on our tax position and could result in a significant non-recurring charge in our statement of operations.

Reconciliation of PV-10 to Standardized Measure

The following is a reconciliation of PV-10, a non-GAAP financial measure, to the Company’s standardized measure of discounted future cash flows. PV-10 is the Company’s estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. PV-10 is a non-GAAP, financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future cash flows. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating our company. The Company believes that most other companies in the oil and gas industry calculate PV-10 on the same basis.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2015:

As of December 31, 2015
(in millions)
PV-10	$504.0
Present value of future income tax discounted at 10%	(43.6)

Standardized measure of discounted future net cash flows	$460.4

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Second Supplemental Indenture, dated as of December 20, 2016, by and among Approach Resources Inc., the guarantors named therein and Wilmington Trust, National Association, as successor trustee under the Indenture (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 22, 2016, and incorporated herein by reference).

4.2	Registration Rights Agreement, dated as of January 27, 2017, by and among Approach Resources Inc., Wilks Brothers, LLC and SDW Investments, LLC.

10.1	Stockholders Agreement, dated as of January 27, 2017, by and among Approach Resources Inc., Wilks Brothers, LLC and SDW Investments, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPROACH RESOURCES INC.

By:	/s/ Josh Dazey
Josh Dazey
Vice President, General Counsel

Date: January 30, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Supplemental Indenture, dated as of December 20, 2016, by and among Approach Resources Inc., the guarantors named therein and Wilmington Trust, National Association, as successor trustee under the Indenture (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 22, 2016, and incorporated herein by reference).

4.2	Registration Rights Agreement, dated as of January 27, 2017, by and among Approach Resources Inc., Wilks Brothers, LLC and SDW Investments, LLC.

10.1	Stockholders Agreement, dated as of January 27, 2017, by and among Approach Resources Inc., Wilks Brothers, LLC and SDW Investments, LLC.